EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3, SEC File No. 333-123650, 333-117153 and 333-140166 and on Form S-8, SEC file No. 333-50325, 333-76038, 333-50343 and 333-134631 of our reports dated February 2, 2007, relating to the financial statements of Odyssey Marine Exploration, Inc. and Subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Odyssey Marine Exploration, Inc. and Subsidiaries for the year ended December 31, 2006.

/s/ Ferlita, Walsh & Gonzalez, P.A.
Ferlita, Walsh & Gonzalez, P.A.
3302 Azeele Street
Tampa, Florida 33609

March 16, 2007